EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated December 7, 2011, with respect to the audited consolidated financial statements of Irvine Sensors Corporation for the fiscal years ended October 2, 2011 and October 3, 2010 included with this Form 8-K.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

December 14, 2011